UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934

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SKYLINE MEDICAL INC.
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SKYLINE MEDICAL INC.

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

Telephone: (651) 389-4800

IMPORTANT PROXY MATERIAL

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT

FOR OUR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 15, 2016

To My Fellow Stockholders:

At a Special Meeting of Stockholders on September 15, 2016 Skyline Medical stockholders will vote on three proposals detailed in a mailing you received about a week ago. On behalf of my Skyline Medical colleagues and fellow directors, I ask that you vote FOR all three proposals. If you have not already done so, or if you would like to change your vote, please use the enclosed proxy card. If you have already voted FOR all three proposals and returned your proxy card, there is nothing else for you to do at this time.

Let me summarize why stockholders need to vote FOR each proposal to ensure the future of our company:

•	The first proposal is an amendment of the company’s certificate of incorporation to increase the number of authorized shares of common stock from 100 million to 200 million, rather than to 600 million as we had previously proposed. We heard the concern voiced by stockholders in July that 600 million shares was higher than their comfort level, so we have scaled back the proposal for the increase to be only 200 million shares. As a company, we have minimal authorized share capital with which to raise funds, and we need to raise capital to build our sales organization, as described below, and to continue with product enhancements. Equity capital is our only option as we don’t believe we are eligible for loans on reasonable terms. Also, continued listing on NASDAQ requires us to develop a credible plan to restore our stockholders’ equity above $2.5 million, and we are facing a NASDAQ deadline. If we lose our NASDAQ listing, we will lose flexibility in future financing and potential acquisitions. We believe the only way to present a credible plan to NASDAQ is to get approval now for an increase in our authorized shares of common stock. As such, we are asking our stockholders to vote FOR proposal #1.

•	The second proposal is for a reverse split of our common stock that would limit the ratio to not less than 1-for-2 and not more than 1-for-25, compared with the maximum 1-for-50 previously proposed. Again, we heard the concerns of our stockholders in July that a 1-for-50 authorization was too steep, and we scaled back this proposal as well. Continued listing on NASDAQ requires a minimum bid price of $1.00 per share. As noted above, if we lose our NASDAQ listing, we will lose flexibility in future financing and potential acquisitions. And while a growing and successful business surely will drive our stock higher, we are facing a NASDAQ deadline and we don’t have the luxury of time. We believe the only practical way to meet the NASDAQ requirement in time, or to be eligible for an extension, is to get approval now for a reverse split. As such, we are asking our stockholders to vote FOR proposal #2.

•	The third proposal allows us to adjourn the meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the meeting to approve items 1 and 2. We ask that you vote FOR proposal #3 as well.

Of note, Institutional Shareholder Services, commonly known as ISS, has recommended that stockholders vote FOR all three of these proposals. ISS is a highly regarded proxy advisory firm used by leading institutional investors to guide their votes. We were pleased that ISS understands the measures we must take to put Skyline on a firmer financial footing and has recommended that stockholders vote FOR our proposals.

About a month ago we hired Peter Alex to serve as Vice President of Sales, and Pete is a tremendous addition to our executive team. With more than 20 years of commercial medical device experience, he is exceptionally well-qualified to establish and execute our sales and distribution plans for the STREAMWAY System in the U.S. and Canada over the near term, and in Europe in the future.

Pete hit the ground running, and I’d like to share with you a few of the highlights of his initial nine-point plan for the STREAMWAY System:

1.	The best customer is our current customer, and to that end we are looking to expand our installed base where we generally are in only a single department, to include that institution’s entire system. This also supports our customers’ needs to standardize care system-wide and improve purchase economies of scale.
2.	STREAMWAY disposables are our annuity business and also allow for daily interaction with customers. We are developing initiatives to drive consumable sales with various inventory-management solutions for customers while increasing our focus on group purchasing organization and integrated delivery network supply agreements.
3.	We soon will launch a simple yet comprehensive service and preventive maintenance plan that will provide customers with a valuable option to ensure the highest level of up-time with their STREAMWAY System. Greater up-time, of course, drives further sales of disposables.
4.	The STREAMWAY System’s novel direct-to-drain concept has three installation requirements to advance a sale, and we plan to implement a new, simplified pre-site survey process to improve the purchase experience and inform the purchase decision earlier in the sales process.
5.	We are looking to expand our payment procedures for STREAMWAY to allow a purchase to fall under a facility’s operating budget, including opportunities for a pay-per-procedure model in addition to our current capital purchase and lease options.
6.	In the last 30 days we have greatly increased the number of sales leads through digital marketing, direct marketing, deeper account penetration and a broader focus on customer departments; and in the first seven months of 2016 the number of sales leads exceeds all of 2015. We now need to convert that interest to sales utilizing prospective customers’ 2016 operating and contingency funds and working with 2017 budgets.
7.	We intend to increase our direct sales effort with the hiring of an additional 5-7 new reps as soon as resources allow. This would provide us with territory coverage to expand our installed base, and also to develop a new regional business approach and drive sales and distribution initiatives.
8.	In parallel to direct sales is distributor sales, and we are actively reviewing further U.S. regional distributors while looking to engage one or more distributors in Canada to leverage regulatory approval, which we expect to receive in the coming weeks. In Europe, we will pursue a country-by-country approach and soon will begin vetting distributors. Work by MUNRO Enterprises with U.S. federal government customers continues, noting the government fiscal year begins in October and we expect purchases to start thereafter.
9.	Lastly, we are working with various group purchasing organizations to get STREAMWAY on contract, which will allow us to prove the benefits of our product and differentiate it from the competition.

This is an ambitious but achievable plan. But we can’t do it alone – we need your support.

With an increase in authorized common shares and a reverse stock split, we believe Skyline Medical will be positioned to achieve the milestones we anticipate, and to execute on our plan for the benefit of all our stakeholders. I am deeply committed to the success of our company, and I trust that you are too. You can show your commitment by voting FOR all three proposals.

Sincerely,

/s/ Carl Schwartz

Carl Schwartz

Interim Chief Executive Officer

August 23, 2016

P.S. On August 17, 2016 we held a conference call for investors, and you can listen to a replay of that call at www.skylinemedical.com.

Certain of the matters discussed in this letter contain forward-looking statements that involve material risks to and uncertainties in the Company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, current negative operating cash flows and a need for additional funding to finance our operating plan; the terms of any further financing, which may be highly dilutive and may include onerous terms; unexpected costs and operating deficits, and lower-than-expected sales and revenues; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable; adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition; the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov.  This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. See the Company's most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.